Exhibit 24.1

POWER OF ATTORNEY

I appoint Donal L. Mulligan and Richard C. Allendorf, together and separately, to be my attorneys-in-fact. This means they may, in my name and place:

*	Sign the registration statements on Form S-8 for each of the General Mills, Inc. 2017 Stock Compensation Plan, the General Mills, Inc. Deferred Compensation Plan (Grandfathered and 2005 plans) and any amendments (including post-effective amendments) to those registration statements;

*	Sign the registration statement on Form S-3 for the registration of the offer and sale of common stock of General Mills, Inc. pursuant to the Direct Purchase Plan, and any amendments (including post-effective amendments) to that registration statement;

*	File the registration statements mentioned above (with exhibits and related documents) and any amendments and supplements thereto (with exhibits and related documents) with the Securities and Exchange Commission;

*	Perform the acts that need to be done concerning these filings; and

*	Name others to take their place.

I am responsible for everything my attorneys-in-fact do when acting lawfully within the scope of this Power of Attorney.

/s/ Bradbury H. Anderson	/s/ Heidi G. Miller
Bradbury H. Anderson Dated: August 14, 2017	Heidi G. Miller Dated: August 14, 2017

/s/ Alicia D. Boler Davis	/s/ Steve Odland
Alicia S. Boler Davis Dated: August 14, 2017	Steve Odland Dated: August 14, 2017

/s/ R. Kerry Clark	/s/ Kendall J. Powell
R. Kerry Clark Dated: August 14, 2017	Kendall J. Powell Dated: August 14, 2017

/s/ David M. Cordani	/s/ Robert L. Ryan
David M. Cordani Dated: August 14, 2017	Robert L. Ryan Dated: August 14, 2017

/s/ Roger W. Ferguson	/s/ Eric D. Sprunk
Roger W. Ferguson Jr. Dated: August 14, 2017	Eric D. Sprunk Dated: August 14, 2017

/s/ Henrietta H. Fore	/s/ Dorothy A. Terrell
Henrietta H. Fore Dated: August 14, 2017	Dorothy A. Terrell Dated: August 14, 2017

/s/ Maria G. Henry	/s/ Jorge A. Uribe
Maria G. Henry Dated: August 14, 2017	Jorge A. Uribe Dated: August 14, 2017